Exhibit 99.1

Indaptus Therapeutics Announces Appointment of Boyan Litchev, M.D. as Chief Medical Officer

Seasoned Drug Developer Brings More Than Twenty Years of Medical Leadership and Clinical Oncology Experience

On Track to Initiate Phase 1 Study of Decoy20 in 2022

NEW YORK (January 3, 2022) - Indaptus Therapeutics, Inc. (Nasdaq: INDP) (“Indaptus” or the “Company”), today announces the appointment of Dr. Boyan Litchev, M.D., as Chief Medical Officer, effective January 31, 2022. Dr. Litchev will oversee clinical strategy, clinical development and the conduct of all clinical programs and will report directly to Jeffrey A. Meckler, Chief Executive Officer of Indaptus.

“We are delighted to welcome Boyan to the Indaptus team,” said Mr. Meckler. “During 2021, we transitioned Indaptus into a cutting-edge company based on a new medical modality and this appointment underscores the progress we’ve made and the potential for our novel technology. We look forward to 2022 under Dr. Litchev’s stewardship as we plan to initiate clinical studies of Decoy20. His diverse experience, including both as an oncology clinical researcher and executive leader, will provide important insights as we advance our pipeline from the bench to the bedside over the coming years.”

“This is an exciting time to join Indaptus, as the Company embarks on initiating first-in-human clinical trials with its promising proprietary platform that is designed to activate both the innate and adaptive cellular immune pathways to treat various human diseases,” said Dr. Litchev. “I look forward to working with the team and bringing my skillsets and experience as we advance this novel approach towards developing new medicines for patients with some of the highest unmet medical needs.”

Dr. Litchev brings significant experience across a multitude of medical leadership roles that are specifically relevant for Indaptus. Before joining Indaptus, Dr. Litchev served as Senior Vice President and Head of Global Clinical Development Oncology at Shoreline Biosciences. Before that, he was Head of Clinical Development Oncology, Medical Affairs and Safety at Poseida Therapeutics, where he led all activities related to CAR-T programs in solid tumors. In addition, he has held similar executive medical positions at Halozyme, Akcea Therapeutics (now Ionis Pharmaceuticals), Baxalta/Baxter/Shire (now Takeda), and Ferring Pharmaceuticals. Earlier, Dr. Litchev was a Clinical Team Leader, Oncology at Quintiles International (now IQVIA). Prior to that he practiced as a physician and clinical researcher. Dr. Litchev holds an M.D. degree from Medical University Plovdiv.

About Indaptus Therapeutics

Indaptus Therapeutics has evolved from more than a century of immunotherapy advances. The Company’s approach is based on the hypothesis that efficient activation of both innate and adaptive immune cells and associated anti-tumor and anti-viral immune responses will require a multi-targeted package of immune system activating signals that can be administered safely intravenously. Indaptus’ patented technology is composed of single strains of attenuated and killed, non-pathogenic, Gram-negative bacteria, with reduced i.v. toxicity, but largely uncompromised ability to prime or activate many of the cellular components of innate and adaptive immunity. This approach has led to broad anti-tumor and anti-viral activity, including safe, durable anti-tumor response synergy with each of five different classes of existing agents, including checkpoint therapy, targeted antibody therapy and low-dose chemotherapy in preclinical models. Tumor eradication by Indaptus technology has demonstrated activation of both innate and adaptive immunological memory and, importantly, does not require provision of or targeting a tumor antigen in pre-clinical models. Indaptus has carried out successful GMP manufacturing of its lead clinical oncology candidate, Decoy20, and is currently completing other IND enabling studies.

Forward-Looking Statements

This press release contains forward-looking statements with the meaning of the Private Securities Litigation Reform Act. These include statements regarding management’s expectations, beliefs and intentions regarding, among other things, our product development efforts, business, financial condition, results of operations, strategies, plans and prospects. Forward-looking statements can be identified by the use of forward-looking words such as “believe”, “expect”, “intend”, “plan”, “may”, “should”, “could”, “might”, “seek”, “target”, “will”, “project”, “forecast”, “continue” or “anticipate” or their negatives or variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical matters. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including, but not limited to, the following: Indaptus’ plans to develop and potentially commercialize its technology, the timing and cost of Indaptus’ planned investigational new drug application and any clinical trials, the completion and receiving favorable results in any clinical trials, Indaptus’ ability to obtain and maintain regulatory approval of any product candidate, Indaptus’ ability to protect and maintain its intellectual property and licensing arrangements, Indaptus’ ability to develop, manufacture and commercialize its product candidates, the risk of product liability claims, the availability of reimbursement, the influence of extensive and costly government regulation, and Indaptus’ estimates regarding future revenue, expenses capital requirements and the need for additional financing following the merger. These risks, as well as other risks are discussed in the proxy statement/prospectus that was included in the registration statement on Form S-4 filed with the SEC in connection with the merger. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included in this press release. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by applicable law.

Investor Contact:

Will O’Connor
Stern Investor Relations
+1 212-362-1200
will.oconnor@sternir.com